UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2021

BBX CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Florida	000-56177	82-4669146
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 East Las Olas Boulevard, Suite 1900, Fort Lauderdale, Florida		33301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act: None

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01 Other Events.

As previously disclosed, BBX Capital, Inc. (the “Company”) had in place a share repurchase program which allowed for the Company to repurchase, at management’s discretion, up to $20.0 million of shares of the Company’s Class A and Class B Common Stock from time to time through solicited or unsolicited transactions in the open market, or in privately negotiated transactions, based on market conditions and other factors considered by management. After giving effect to previous repurchases made under the program, approximately $11.7 million of shares of the Company’s Class A Common Stock and Class B Common Stock remained available for repurchase by the Company under the program. On November 19, 2021, the Company’s Board of Directors (the “Board”) approved the Company’s repurchase of 1,305,416 shares of the Company’s Class A Common Stock from an unaffiliated shareholder in a privately negotiated transaction for a total purchase price of approximately $14.5 million (the “Share Repurchase”). In connection therewith, the Board approved an increase in the share repurchase program in the amount necessary to consummate the Share Repurchase under the program. The Share Repurchase was subsequently consummated on November 23, 2021. As a result, there is no remaining availability under the share repurchase program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2021

BBX Capital, Inc.

By: /s/ Brett Sheppard
Brett Sheppard
Chief Financial Officer